Exhibit 4.2

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of August 14, 2013, among ATHLON ENERGY INC., a Delaware corporation (the “Parent Guarantor”), the direct parent of ATHLON HOLDINGS LP (or its successor), a Delaware limited partnership (“Holdings”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS Holdings, Athlon Finance Corp. (or its successor), a Delaware corporation (the “Co-Issuer” and, together with Holdings, the “Issuers”), certain Subsidiary Guarantors and the Trustee have heretofore executed an indenture, dated as of April 17, 2013 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuers’ 7 3/8% Senior Notes due 2021 ( the “Notes”), initially in the aggregate principal amount of $500,000,000;

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Issuers are authorized to (a) add a guarantee or other obligor with respect to the Notes and (b) execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent Guarantor, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.                                      Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.                                      Additional Defined Terms. Section 1.01 of the Indenture is hereby amended by adding the following definitions in proper alphabetical order:

“Parent Guarantee” means any guarantee of the obligations of the Issuers under this Indenture and the Notes by the Parent Guarantor in accordance with the provisions of this Indenture.

“Parent Guarantor” means Athlon Energy Inc., a Delaware corporation, and its successors and assigns.

3.                                      Effect of the Additional Definitions.  For purposes of Sections 12.02(a), 12.02(b)(iii), 12.02(b)(iv), 12.02(b)(vi), 12.04, 12.06 and 12.08 of the Indenture, references to “Subsidiary Guarantors” shall be deemed to include the Parent Guarantor, references to “Subsidiary Guarantee” shall be deemed to include the Parent Guarantee and references to “Subsidiary Guaranteed Obligations” shall be deemed to include obligations of the Parent Guarantor thereunder and hereunder.

4.                                      Agreement to Guarantee.  The Parent Guarantor hereby agrees, jointly and severally with all existing Subsidiary Guarantors (if any), to unconditionally guarantee the Issuers’ Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture as described in Section 3 hereof.

5.                                      Notices.  All notices or other communications to the Parent Guarantor shall be given as provided in Section 14.02 of the Indenture.

6.                                      Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7.                                      Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

8.                                      Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

9.                                      Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

10.                               Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

ATHLON HOLDINGS LP

By:	/s/ William B. D. Butler
	Name:	William B. D. Butler
	Title:	Vice President and Chief Financial Officer

ATHLON FINANCE CORP.

By:	/s/ William B. D. Butler
	Name:	William B. D. Butler
	Title:	Vice President and Chief Financial Officer

ATHLON ENERGY INC., as a Guarantor

By:	/s/ William B. D. Butler
	Name:	William B. D. Butler
	Title:	Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Patrick Giordano
	Name:	Patrick Giordano
	Title:	Vice President

[Signature Page to Supplemental Indenture]